Exhibit 99.1

Newsletter – November 2019
Q4 2019

Notes from the CEO

Earnings Before Income Tax Depreciation and Amortization (EBITDA) for the fourth quarter (Q4 or July, August, and September) 2019 was $1,479,560 versus $4,153,106 during the same period last year.  Net Income during Q4 2019 was negative ($4,622,815) versus $761,391 during the same three months of FY 2018.  From a complete year perspective, EBITDA was $2,801,324 in FY 2019 and that compares to $9,660,537 during full FY 2018.  Net income for 2019 is negative ($8,497,227) and was negative ($2,703,802) in FY 2018.

The following table provides comparative data from Q4 of our fiscal year versus the same period last year.  In addition, the full year values are provided for your reference as well.

Table 1.  Operational and Financial Summary

Description	Q4 FY 2019	Q4 FY 2018	12 month - FY 2019	12 month - FY 2018
Production (den gal)	32.70 million	34.46 million	129.3 million	127.8 million
Ethanol Yield (den gal/bu)	2.920	2.948	2.903	2.945
Ethanol Price (per gal)	$1.36	$1.28	$1.28	$1.31
Corn Price (per bushel)	$3.80	$3.35	$3.71	$3.41
Corn Oil Yield (lbs/bu)	0.97	0.94	0.98	0.90
BTU’s/gallon	21,220	22,722	22,766	23,900
Steam | Natural Gas cost per MMBTU	$2.986	$3.346	$3.534	$3.438
kWh/gallon	0.699	0.672	0.666	0.658
Chemical cost ($/gal)	$0.097	$0.103	$0.097	$0.108

Fiscal 2019 is a year that looks best in the rear-view mirror.  And while we cannot make forward progress by looking behind us, the year provides clear guidance for where SIRE needs to be to prosper.  This is what we know; the industry continues to have the ability to supply more ethanol than domestic demand wants.  That reality, coupled with the expectation that the company operate in the upper quartile of the industry, drives our efforts to increase efficiency and reduce expenses.

Table 2. Cost per gallon

Metric	FY 2019	FY 2018
Variable Cost	$0.2456	$0.2544
Fixed Cost	$0.1208	$0.1413
G&A Cost	$0.0379	$0.0387
Total	$0.4043	$0.4344

Tables 1 and 2 show where we are versus the previous year and period. Comparing only the ethanol price received and the cost of corn year-over-year, it would be logical to expect EBITDA to have been significantly lower on a per gallon basis than what was achieved. Those two metrics (coupled with lower ethanol yield in FY 2019) suggest a 15 cent per gallon drop in opportunity. Total revenue was actually a cent per gallon higher than FY 2018 due primarily to the production of an additional 1.3 million gallons of ethanol which allowed for greater distillers grains sales and higher distillers corn oil (DCO) sales.  Both of these co-products were sold at higher per unit values than the previous year as well. Additionally, as noted in the table, our DCO yield improved 0.08 pounds per bushel over FY 2018.  For context, that represents an additional 3.47 million pounds of oil or $896,400 of additional revenue (excluding the increased grind during FY 2019).

SIRE’s 5/10/20 Plan

Recognizing where we are, and were we need to go, the team has adopted a 3-year initiative we are referring to the “5/10/20” plan. This represents, using FY 2019 as baseline, the goals of:

•	5% increase in efficiency as represented by ethanol yield, DCO yield, and BTU’s used per gallon of production.
•	10% reduction in the combination of fixed, variable, and G&A expenses.
•	20% increase in ethanol production.

Each of these goals will be challenging, but attainable.  Reaching them will be a result of a combination of serious attention to detail and prudent use of capital.  Ultimately, the point of this enterprise (SIRE) is to provide a financial return to investors and that is what we aim to do.

Current Environment

Ethanol margins in the nearby/spot are actually the best we have experienced in two years. The challenge is that the forward/next month is significantly lower. For example, recently there has been as much as a 15 cent spread from the current month to the next.  This is the manifestation of our supply/demand balance challenge mentioned earlier. Due to prolonged negative margins, some ethanol producers have reduced rates or are sitting on the sidelines thus creating a nearby supply reduction. Buyers recognize the ability of the industry to oversupply and are content to play a waiting game rather than book product at the higher short-term prices.

How does this dynamic change?  The marketplace is extremely efficient. If new markets open, increased demand will absorb supply. Conversely, if supply remains excessive, prices will drop to the point that more production is shut off.

Bottom line, ethanol will remain an important part of the liquid fuel supply.  We need to continue to position ourselves to be able to thrive regardless in any environment.